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                                                                   Exhibit 10.6

                        ASSET PURCHASE & SALE AGREEMENT
                               AND CHANNEL LEASE

        THIS ASSET PURCHASE AND SALE AGREEMENT AND CHANNEL LEASE ("Agreement") is made and entered into by and between Northwest Cable Network ("NCN" or "Seller"), a general partnership organized under the laws of the state of Washington, and Wireless Broadcasting Systems of America, Inc. ("WBSA" or "Buyer"), Delaware corporation. NCN and WBSA shall be collectively referred to herein as "the parties".

                                  WITNESSETH

     WHEREAS, Seller owns and operates a wireless cable television subscription system (the "System") in Yakima, WA ("the Metropolitan Area") that is comprised of certain licenses, leases, agreements, tangible assets, intangible assets and other rights and interests as defined herein (the "Assets");

     WHEREAS, Seller desires to sell, assign and convey such Assets to Buyer, and Buyer desires to purchase and receive assignment and conveyance of such Assets from Seller;

     WHEREAS, the parties memorialized these intentions in a Revised Offer Letter from Buyer dated August 29, 1994 and an Acceptance letter from Seller's counsel dated September 6, 1994; and

     WHEREAS, the parties hereto recognize that formal approval to assign certain of the Assets must be obtained from third parties and governmental entities. The parties hereto also recognize that Buyer wishes to begin operating the System at the earliest possible time. Until such time as formal approval of the necessary assignments is obtained from the proper authorities, Seller wishes to lease to Buyer, and Buyer wishes to lease from Seller whatever Assets Buyer cannot obtain direct assignment of.

     NOW THEREFORE, In consideration of the premises and mutual promises and conditions contained herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

                             1.  PURCHASE AND SALE

A. Assets to be Conveyed. Subject to the conditions and based upon the representations made herein, Seller agrees to sell, and Buyer agrees to purchase the following Assets of Seller, which are to be conveyed to Buyer free and clear of all mortgages, liens and encumbrances to other persons of every kind and character, with

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certain exceptions as detailed herein:

     1. All agreements, authorizations, licenses, leases, and contracts connected with or relating to the operation of the System, all of which are described on Exhibit A, attached hereto and incorporated herein by reference.

     2. All the tangible personal property of Seller, generally described on Exhibit B, which is attached hereto and incorporated herein by reference, less disposals and additions prior to the time of Closing that are made in the ordinary course of business. Seller will amend Exhibit B upon Closing in order to reflect these ordinary disposals and additions.

     3. All contracts, consents, assignments and acknowledgements in effect on the Closing Date that are entered into by Seller for the benefit of Buyer.

     4. All rights of Seller, to the extent any exist, to the name "Northwest Cable Network" or "Northwest Cable" or "NCN" or to any of the call signs of the wireless cable stations, whether ITFS, MDS OR MMDS, that comprise the System.

     5. All intangible Assets of the Seller including the Covenant Not to Compete.

B. Liabilities Not Assumed. It is understood and agreed that Buyer does not intend to, and shall not, assume any obligation or liability of Seller of any character whatsoever, whether relating to the System or otherwise, other than the liabilities which are specifically assumed by Buyer (the "Assumed Liabilities"), and detailed on Exhibit C, which is attached hereto and incorporated herein by reference.

C. Purchase Price. In full consideration for the Assets to be transferred to Buyer and the liabilities to be assumed by Buyer, and premised on Seller's representation that it will have at least SEVENTY TWO HUNDRED (7,200) Equivalent Basic Units ("EBUs") by Closing (see Paragraph 1(D)), and subject to all terms and conditions of this Agreement, the Buyer shall pay the Seller a total Purchase Price of NINE MILLION NINE HUNDRED SEVENTY FIVE THOUSAND DOLLARS ($9,975,000.00) to be paid as follows:

     1. Escrow Deposit. Upon execution of this Agreement, Buyer will deposit FOUR HUNDRED SEVENTY THREE THOUSAND FOUR HUNDRED DOLLARS ("$473,400.00") into an Escrow Account pursuant to the Escrow Agreement that is attached hereto as Exhibit D.

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     a.  Due Diligence, Release of Escrow.  Buyer will have sixty days from the date this document is executed to perform a due diligence search of the Assets that are the subject hereof. In the event material defects in the system in general, or in the licenses in particular, are discovered during this due diligence period, and such defects are not cured by Seller within six (6) months after Closing, then the funds in the Escrow Account shall remain in place until the defects are resolved. Buyer shall attach hereto as Exhibit E, upon Closing, a list of any and all defects discovered during the due diligence period. The funds in the Escrow Account shall also remain in place until resolution of any other claims for indemnity that may arise between the parties during the six months after Closing. If, at six months after Closing, there are no defects or claims that remain to be resolved, then pursuant to the Escrow Agreement, the funds in the Escrow Account shall be released to Seller, less any deductions for indemnity claims made in accordance with this Agreement and any other adjustments, allocations and prorations as specified herein between Buyer and Seller.

     b.  Escrow Deposit as Liquidated Damages/Refund of Escrow Deposit.

          (i) In the event Buyer and Seller fail to Close the transactions contemplated hereunder due to Buyer's breach of its representations, warranties, covenants or obligations hereunder, and such breach is not cured in accordance with Paragraph III (AA) herein, then Escrow Agent shall deliver to Seller FOUR HUNDRED SEVENTY THREE THOUSAND FOUR HUNDRED DOLLARS ("$473,400.00") as liquidated damages in accordance with the Escrow Agreement. Any residual funds and accrued interest in the Escrow Account shall be returned to Buyer.

          (ii) In the event Buyer and Seller fail to Close the transactions contemplated hereunder due to Seller's breach of its obligations, representations, warranties or covenants hereunder, and such breach is not cured in accordance with Paragraph III(AA) herein, then Escrow Agent shall return all of the funds in the Escrow Account to Buyer in accordance with the Escrow Agreement.

          (iii) In the event the transactions contemplated hereunder cannot Close for reasons unrelated to a breach by either Buyer or Seller, then, in accordance with the Escrow Agreement, the funds in the Escrow Account shall be split by Buyer and Seller, with Seller receiving 1/210th of the Escrow Deposit for each day that has passed after execution of this document, and Buyer receiving the remainder of the funds, including residual amounts and accrued

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                interest.

     2. Balance of Purchase Price. Upon the Closing Date, Buyer shall pay Seller the remainder of the Purchase Price, NINE MILLION FIVE HUNDRED AND ONE THOUSAND SIX HUNDRED DOLLARS ("$9,501,600.00"), in one lump sum payment in the form of cash, certified check or wire transfer.

     3. Covenant Not To Compete. In consideration of the Covenant Not to Compete contained herein, Buyer is separately paying Seller the sum of TWENTY FIVE THOUSAND DOLLARS ($25,000.00), to be paid to Seller upon Closing.

     4. Reduction of Purchase Price. In the event Seller does not have 7,200 EBUs at Closing, the Purchase Price shall be reduced by ONE THOUSAND THREE HUNDRED EIGHTY NINE DOLLARS ($1,389.00) per EBU below 7,200. In the alternative, Seller shall have the option of postponing Closing until such time as it has 7,200 EBUs, but in no event shall Closing be delayed past April 30, 1995, unless the parties agree in writing otherwise. If Seller elects to postpone Closing, and on April 30, 1995 Seller's EBUs are at a level below 7,200, then the Purchase Price shall be reduced as described above and the transaction will Close in accord with this Agreement.

     5.  Post-Closing Adjustment of Purchase Price.

     a. On Closing Seller shall deliver to Buyer a final list, attached hereto as Exhibit F, of all EBUs. The accounting shall be broken up into three categories: (i) Current EBUs -- defined as accounts that, on Closing, have balances that are outstanding for 44 or fewer days; (ii) Past Due EBUs -- defined as accounts that, on Closing, have balances outstanding for at least 45 days but not more than 60 days; (iii) Non-EBUs -- defined as accounts that were installed for free after September 2, 1994, accounts that were installed after September 2, 1994 at substantially reduced rates (i.e., less than $9.95 per install), accounts who receive service for free, and accounts that, on Closing, are 61 or more days past due. EBUs in category (i) and category (ii) shall be counted toward Seller's final EBU total, Non-EBUs in category (iii) shall not count toward the final EBU total, with the following exception: Buyer shall allow Seller to count toward its final EBU total a maximum of 200 EBUs installed for free under the following circumstances: the EBU must be located in a cabled area, the offer for free installation must have been unadvertised and communicated through one of Seller's salespeople, and Seller must collect from the EBU, in advance, the cost of one full month's service. For further definition of the term EBU see Paragraph l(l)(15) herein.

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     At the end of the month in which the transaction Closes, in order to determine if the Seller should reimburse Buyer for any EBUs in category
     (ii) above, the Buyer will undertake the following evaluation: If Closing occurs on or before November 30, 1994, then amounts due for October 1994 service from EBUs in category (ii) must be collected by November 30, 1994. If Closing occurs during the month of December, 1994, then amounts due for November, 1994 service must be paid by the last day in December, 1994. If Closing occurs during the month of January, 1995, then amounts due for December, 1994 must be paid by the last day in January, 1995.
     If Closing occurs in a subsequent month, the same procedure as just described will be used. EBUs in category (ii) for whom payment is not collected for service as described above, shall be known as "Reimbursable EBUs."

      Reimbursable EBUs shall be subtracted from the total number of EBUs for which Seller was given credit at Closing. The Purchase Price will be adjusted downward in the following three scenarios by ONE THOUSAND THREE HUNDRED EIGHTY NINE DOLLARS ($1,389.00) for each Reimbursable EBU: (1) If the new EBU total falls below 7,200; (2) If Seller had fewer than 7,200 EBUs at Closing; and (3) If Buyer delayed Closing past December 16, 1994 and was required to pay an additional sum of money for each EBU over 7,200. In these three scenarios, the Escrow Agent will be instructed, pursuant to the Escrow Agreement, to deduct from the Escrow Account and return to Buyer a sum equal to the number of Reimbursable EBUs multiplied by ONE THOUSAND THREE HUNDRED EIGHTY NINE DOLLARS ($1,389.00).

     6. Purchase Price Allocation. Upon Closing, Buyer and Seller shall attach hereto as Exhibit M an itemization of each Asset to be alienated hereunder, and the corresponding amount of the Purchase Price to be allocated for each such Asset. The allocation shall be based upon a fair market appraisal of the Assets by an independent party, to be paid for by the Buyer.

D. Closing; Closing Date. The Closing Date for the transactions contemplated hereunder shall be November 30, 1994, but not later than April 30, 1995, unless otherwise agreed in writing, and shall occur at a mutually agreed upon location.

     1. Seller Postponements. Seller may postpone Closing past November 30, 1994 in the event it does not believe it will have 7,200 EBUs or the Required Consents as of the Closing Date. Seller shall provide Buyer with written notice of the postponement 48 hours prior to the Closing Date. In the notice Seller shall estimate, to the best of its ability, the alternative Closing Date. Unless otherwise agreed in writing by the parties, Closing shall not be postponed past April 30, 1995.

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          2. Buyer Postponements.  Buyer may postpone Closing for any reason.
          If Buyer plans to postpone Closing past November 30, 1994 it shall provide Seller with notice of the postponement 48 hours in advance of the Closing Date, and such notice shall estimate, to the best of Buyer's ability, an alternative Closing Date. Unless otherwise agreed in writing by the parties, Closing shall not be postponed past April 30, 1995. If Buyer postpones Closing beyond December 15, 1994, then Buyer will be required to pay Seller an additional ONE THOUSAND THREE HUNDRED EIGHTY-NINE DOLLARS ($1,389.00) for each Equivalent Basic Unit (EBU) of subscribers over 7,200 EBUs that Seller has acquired and begun serving as of the actual Closing Date. For a definition of EBU see Paragraph i(i)(15) herein.

          3. Termination for Failure to Close. If the transactions contemplated hereunder are not Closed by April 30, 1995, and the parties have not agreed in writing to extend Closing, then this Agreement shall terminate, with no further liability to either Seller or Buyer, subject to the Escrow provisions contained herein and in the Escrow Agreement.

E. Adjustments.

          1. Prorations and Allocations. Appropriate adjustments for prepaid income, prepaid expenses, and accrued expenses, shall be made for the benefit of Buyer and Seller, on a pro-rata basis, as soon as possible following Closing, but not later than three (3) months following Closing. Seller and Buyer shall jointly prepare the preliminary settlement document as of Closing, and the final settlement document ninety days after Closing. Such adjustments shall be made payable to Buyer and Seller out of the funds placed in Escrow pursuant to the Escrow Agreement. Adjustments shall be made in accordance with generally accepted accounting principles. All expenses and income attributable to the System for the period prior to Closing are for the account of Seller, and all expenses and income attributable to the System for the period on and after the Closing are for the account of Buyer. Such adjustments shall include, without limitation, the following:

                 a. The amount of Channel Lease Agreement fees payable by Buyer after the Closing Date, covering periods prior to the Closing Date, shall be credited to Buyer;

                 b. The pro rata share accrued to the Closing Date of account receivables, real estate taxes, rentals, copyright fees, utility charges (electricity) and other customarily pro-ratable items shall be appropriately credited;


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                 c. Salaries, wages, commissions, accrued vacations, and
                 accrued sick pay with respect to employees of Seller shall be prorated between Seller and Buyer as of the Closing Date;

                 d. All taxes, fees, and assessments, whether relating to employment, real property, personal property, or otherwise, shall be prorated between the parties as of the Closing Date. Any real or personal property taxes due on or after Closing shall be prorated over the calendar year, notwithstanding the fact that such taxes may have accrued or may have been assessed during a previous period.

                 e. Buyer shall use its reasonable efforts to collect after Closing all accounts receivable attributable to the
                 operation of the System prior to Closing.   All such
                 receivables collected on or before the ninetieth (90th) day following Closing shall be for Seller's account and receivables collected thereafter shall be for Buyers' account.

          2. Customer Deposits. To the extent Buyer assumes any obligations of Seller with respect to customer deposits of any kind, Buyer shall receive a credit against the Purchase Price in the amount of any such deposits.

          3. Post-Closing Adjustments.

          a. Thirty days past Closing adjustment shall be made for Reimbursable EBUs consistent with Paragraph i(C)(5) herein.

          b. Any of the foregoing adjustments which are not capable of calculation at Closing shall remain open and be adjusted within ninety (90) days after the Closing Date, or such later date as shall be agreed upon by the parties.

          c. Any cash or other property in respect of Seller's operation of the System prior to Closing that are intended to remain Seller's property, but which are in Buyer's possession, shall be held by Buyer in trust for Seller until delivered to Seller.

F. Applications for FCC Consent. The parties must apply to the FCC for formal consent to assign the licenses to the C-group, D-group, E-group, and Channel 1, as identified on Exhibit A, to Buyer.

          1. Assignment Applications. In the event it is permissible to immediately file assignment applications for the above-referenced stations, then within thirty (30) days of the date this Agreement is fully executed, the parties shall join in preparing and filing with the FCC such applications as are necessary to request.


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          FCC consent to assignment of the licenses to Buyer. If immediate assignment is not permissible under the FCC's rules and regulations, then the assignment applications shall be filed no later than thirty (30) days after the first possible date they each may be filed under the FCC's rules and regulations. Buyer shall pay any FCC filing fees associated with preparation and filing of the assignment applications.

          2. Prosecution. Seller and Buyer will cooperate in providing all information and taking all steps necessary, desirable and proper to expedite the preparation, filing and prosecution of such assignment applications to a favorable conclusion. In the event any person petitions the FCC to deny one or more of the assignment applications, or otherwise challenges the grant of one or more of the assignment applications before the FCC, or in the event the FCC enters an order consenting to and approving the assignments and any person appeals or otherwise attacks such order, then the parties agree to diligently oppose and defend against such petition or challenge in absolute good faith, to the end that the transactions contemplated by this Agreement may be finally consummated. Buyer shall pay all costs and expenses associated with such opposition and defense.

          3. Modification Applications. Seller also agrees, to the extent Seller's involvement is necessary, to file with the FCC whatever modification applications Buyer deems necessary for the success of Buyer's operation of the System. Buyer shall bear the costs, including the FCC filing fees, associated with preparing and prosecuting any modification applications. Failure of the FCC to grant any modification applications filed at the behest of Buyer shall not affect any rights or obligations of the parties under this Agreement.

          4. Denial of Assignment Applications. In the event the FCC denies one or more of the assignment applications, and such denials are not final or are without prejudice, and the parties can amend the offending applications to make them acceptable to the FCC, then the parties shall promptly reform, amend and resubmit the offending assignment applications. If the denials are due to this Agreement, the parties shall negotiate in good faith to reform it in order to satisfy the concerns of the FCC, but if such reformation is impossible, then the parties shall enter into lease agreements as described in Paragraph II(E) herein, in lieu of the assignments. Should the FCC, by staff action or otherwise, dismiss or deny one or more of the assignment applications, then the parties shall appeal such dismissals or denials through the full Commission and the Court of Appeals, if necessary; the costs and expenses of such appeals shall be shared by Buyer and Seller.


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G. Seller's Closing Deliveries.  At the Closing, Seller shall deliver to Buyer the following duly executed documents:

          1. Such instruments of conveyance, transfer and assignment pertaining to the Assets as shall be reasonably necessary or appropriate to convey to Buyer all of the Assets including, but not limited to, a Bill of Sale, an Assignment and Assumption of Contracts, and a final accounting of EBUs as described at Paragraph I(C)(5) herein. Such instruments of conveyance shall be drafted to the mutual satisfaction of both parties by Closing.

          2. A certificate, dated as of the Closing Date and executed by the Managing Partner of the Seller, certifying that the representations, covenants and warranties of Seller contained herein are true and correct, and Seller has complied with all unaccomplished duties, and any representations, covenants and warranties that can no longer be made by Seller as of Closing, shall be specifically disclosed.

          3. A certificate, dated as of the Closing Date and executed by the Managing Partner of the Seller, certifying that the partnership has approved the execution and delivery of this Agreement and consummation of the transactions contemplated hereunder.

          4. A certificate, dated as of the Closing Date, prepared in conjunction with Buyer, and executed by the Managing Partner of the Seller, listing all of the Assets to be alienated hereunder, and the allocation of Purchase Price corresponding to each.

          5. A certificate, dated as of the Closing Date, and executed by the Managing Partner of the Seller, listing all EBUs serviced by Seller as described at Paragraph I(C)(5) herein.

          6. Opinion of Counsel to Seller. A separate opinion from counsel to Seller, dated the Closing Date and addressed to Buyer, satisfactory in form and substance to Buyer and its counsel, with customary exceptions and disclaimers stating to the effect that:

                 a. Seller is a general partnership organized, validly existing and in good standing under the laws of the State of Washington, and has all requisite power to carry on its business in Washington as such business is now being conducted.

                 b. Seller has full power and authority to sign and deliver this Agreement and to consummate the transactions contemplated hereby. To the best


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                 of such counsel's knowledge, all acts and other proceedings required to be taken by or on the part of the Seller to authorize it to perform its obligations set forth herein and to consummate the transactions contemplated hereby have been duly and properly taken. The Agreement, when signed and delivered by the Seller, will constitute the legally binding obligation of Seller in accordance with its terms subject to the applicability of equitable remedies.

                 c. Neither the execution, delivery nor performance of this Agreement, nor the consummation of the transactions contemplated hereby, is prohibited by or requires Seller to obtain any consent (except for the Required Consents), or authorization, approval or registration under any law, rule or regulation, judgment, order, writ, injunction or decree which is binding upon Seller, or violates any provisions of Seller's partnership agreement.

                 d. Except as disclosed in Exhibit H hereto, to the best of Counsel's knowledge, after due inquiry, neither Seller nor any of Seller's partners, is a party to any litigation which would in any way affect the Assets transferred pursuant to this Agreement, nor is there any threatened litigation which would affect the Assets being transferred pursuant to this Agreement or affect Seller's ability to legally enter into or consummate the transactions contemplated by this Agreement.

                 e. The provisions of the Uniform Commercial Code and Washington law relating to Bulk Sales are not applicable to the transaction.

                 f. The certificates of the Managing Partner called for in Paragraph I(G) were validly executed by Seller.

          7. Opinion of FCC Counsel. An opinion from Federal Communications Commission ("FCC") counsel to Seller, dated the Closing Date and addressed to Buyer, satisfactory in form and substance to Buyer and its counsel, stating that:

                 a. The execution, delivery and performance of this Agreement by the parties does not contravene any law, regulation, rule or any order binding on any such parties issued or administered by or otherwise relating to the FCC or the Copyright Office.

                 b. Seller holds all FCC licenses and channel lease agreements identified on Exhibit A, and to the best knowledge of counsel, after due inquiry,


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                 Seller is in material compliance with the Communications Act and FCC rules and regulations. Further, Seller has received prior consent of each of the Lessors identified in Exhibit
                 A, where necessary, to assignment of such leases.

                 c. Except as specifically disclosed on Exhibit H, there are no actions, proceedings, investigations or claims against or affecting the Seller or any of the licenses that are a part of the system now pending before the FCC, and each of the licenses that constitute a part of the System are in good standing with no defects whatsoever.

          8. Seller shall endeavor to cause applicable Lessors to assign any and all Channel Lease Agreements and/or Asset Purchase Agreements necessary to operation of the System.

          9. All other documents reasonably requested by counsel for the Buyer, including, without limitation, a release with respect to all security interests and liens in the Assets being sold to Buyer herein, with certain exceptions as listed at Exhibit G.

          10. Seller, with Buyer's full cooperation, shall be responsible for preparing the preliminary settlement document as of Closing, and the final settlement document ninety days after Closing.

H. Buyer's Closing Deliveries.  At Closing, Buyer shall deliver to Seller:

          1. A list of the defects in the system in general, or in the licenses in particular, that were discovered during the due diligence period, and

          2. An opinion from counsel to Buyer, dated the Closing Date and addressed to Seller, satisfactory in form and substance to Seller and its counsel, stating to the effect that:

                 a. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power to carry on its business as such business is now being conducted.

                 b. Buyer has full power and authority to sign and deliver this Agreement and to consummate the transactions contemplated hereby. To the best of such counsel's knowledge, all acts and other proceedings required to be taken by or on the part of the Buyer to authorize it to perform its obligations set forth herein and to consummate the transactions contemplated hereby have been properly taken. The Agreement,



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                 when signed and delivered by Buyer will constitute the legally binding obligation of Buyer in accordance with its terms subject to the applicability of bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and the applicability of equitable remedies.

                 c. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby, to counsel's knowledge, is prohibited by, or requires Buyer to obtain any consent, or authorization, approval or registration under any law, rule or regulation, judgment, order, writ, injunction or decree which is binding upon Buyer or violates any provisions of the Articles of Incorporation of Buyer.

                 d. To the best of counsel's knowledge, after due inquiry, Buyer is not a party to any litigation which would in any way affect the assets being transferred pursuant to this Agreement or affect Buyer's ability to legally enter into or consummate the transactions contemplated by this Agreement.

I. Representations, Warranties and Covenants of Seller. Seller represents and warrants to Buyer for the purpose of inducing Buyer to enter into this Agreement and to consummate the transactions contemplated hereby as follows:

          1. Organization and Standing of Seller. Seller is a general partnership duly organized, validly existing, and in good standing under the laws of the state of Washington. All entities that form a part of Seller are likewise duly organized. Seller has full power and authority to own its properties and to carry on its business in Washington.


          2. Seller's Authority. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered pursuant hereto, the valid and binding obligations of Seller enforceable in accordance with its respective terms.

          3. Title to Properties. There are no security interests applicable to the Assets, except for those security interests listed at Exhibit
          G. Seller holds good title to the Assets free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on transfer, taxes and other material defects ("Liens") except:(a) those which will be released at Closing, (b) liens for personal property taxes that are not yet due and payable, (c)


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          Required Consents which will be obtained prior to Closing, and (d)
          those obligations which Buyer expressly assumes (i.e., conditional purchase contracts for vehicles used in support of the System). With the exception of the foregoing, the conveyance, transfer and delivery of the Assets pursuant to the terms hereof will vest in Buyer all of Seller's title thereto, free and clear of all liens of any nature whatsoever.

          4. Contracts. Except as otherwise disclosed by Seller on Exhibit J, there exists no default (including without limitation any event that with the giving of notice or passage of time or both would cause a default), termination or threatened termination under, or amendment to, any contract or other material agreement relative to the Assets of the System. After execution of this document, but before Closing, Buyer shall have the option of rejecting, and not assuming any contracts or agreements of Seller. On or before Closing, Buyer will notify Seller in writing of its election not to assume certain contracts. Buyer will endeavor to notify Seller of such election in a sufficient period of time so that Seller can terminate the contract without penalty. If Seller was in full compliance with the contract, and if termination results in assessment of penalties against Seller, Buyer agrees to pay half the cost of such penalty. If Seller was not in compliance with a contract which Buyer elects not to assume, and termination of the contract results in assessment of penalties against Seller, then Buyer shall have no obligation to assist Seller in payment of the penalties.

          5. Condition of Property. Except as otherwise disclosed by Seller on Exhibit B at Closing, Seller represents and warrants that all property it is transferring to Buyer hereunder is in good and operable condition. For any property that is not in good and operable condition on Closing, Buyer shall receive an appropriate credit as part of the Post-Closing Adjustments described herein.

          6. Required Consents. Seller will endeavor to obtain, as of Closing, all consents necessary or required to convey all contracts to Buyer that are pertinent to the System, unless buyer elects not to assume the contract pursuant to Paragraph I(I)(4) herein. Seller will also diligently pursue obtaining the consent of the FCC to assignment of whatever licenses are to be assigned to Buyer hereunder. Except for Required Consents, no consent, order, approval, permit, authorization or notification of, or registration, declaration or filing with, any governmental or judicial authority or other third party is required in connection with the valid execution, delivery or performance of this Agreement and the consummation of the purchase and sale of the Assets and assignment of contracts. All contracts to be transferred hereunder are in full force and effect.

          7. Claims and Litigation. Except as disclosed on Exhibit H, there is no claim, action, proceeding, or investigation pending or to the best of Seller's knowledge threatened against or affecting Seller of its property before or by any court or governmental agency. There is no strike or unresolved labor dispute relating to Seller's employees which might have any effect on the Assets.

          8. Taxes and Fees.

          a. Taxes of Seller. Except as otherwise disclosed in Exhibit I, Seller has timely filed all federal, state, and local tax returns required to be filed by Seller. Seller has paid and will pay all taxes (as defined below), due and payable for all periods ending prior to the Closing Date. "Taxes" means all taxes including without limitation, real, assessments, fees, or other charges (including without limitation penalties and interest) from time to time imposed by the laws of any jurisdiction or by any federal, state, or local government or governmental unit in connection with the operation of the System.

          b. Payment of Buyer's Taxes. Any and all sales, use, and property taxes due from Buyer as a result of the contemplated transactions shall be born by Seller.

          9. Insurance. Seller has in force adequate liability insurance covering its ownership and operation of the System against loss, damage and liability and will maintain such insurance up to and including Closing, and will furnish Buyer evidence of such insurance, if requested.

          10. Material Facts. Seller has not intentionally or recklessly made any misstatement of material fact in this Agreement and there is no intentional or reckless omission of a material fact which is necessary or material to statements made herein.

          11. No Violation. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby:

                 a. Will not conflict or cause a breach or default under any of the terms and provisions of any contract, agreement, lease, license, or other instrument to which Seller is a party, by which Seller is bound or by which the Assets may be affected, except for Required Consents, all of which shall be obtained prior to Closing; and

                 b. Will not result in a violation of any of Seller's partnership agreements, or any judgment, decree, order or award of any court, governmental body or arbitrator or any applicable law, ordinance, rule or regulation; and

                 c. Will not result in the creation of any lien, charge or encumbrance on the Assets; and

                 d. Will not give to others any rights, including rights of acceleration, termination or cancellation, with respect to any contract, agreement or other instrument relating to any of the Assets.

          12. Compliance with Laws and Agreements. With the exception of what Seller discloses on Exhibits I & J, Seller represents and warrants the following:

                 a. To Seller's knowledge, neither Seller nor any of Seller's partners, agents or employees has violated in any material respect any contracts pertaining to the System, any laws, ordinances, rules or regulations in connection with procuring, obtaining, constructing, owning, maintaining or operating the Assets or the System.

                 b. Seller has not received any notice (written or otherwise) from any party with whom it has a contract pertaining to the System, nor has it received notice from any federal, state or local agency, commission, board or authority or any insurance or inspection body asserting or investigating any alleged failure of Seller to comply with any applicable contracts, laws, ordinances, regulations, building or zoning laws.

          13. FCC. Except as Seller specifically discloses on Exhibit K, Seller warrants that to the best of its knowledge, it is not in material violation of FCC rules and regulations pertaining to the System or the stations that comprise it. Seller further warrants that to the best of its knowledge, the consummation of the transactions contemplated herein will not render Seller in violation of FCC rules and regulations pertaining to the System or the stations that comprise it.

          14. No Shop. Upon execution of this Agreement and Buyer's deposit of the Escrow money with the Escrow Agent, through either Closing or termination of this Agreement, Seller represents and warrants that it will not solicit, nor entertain, discuss or accept any third party offers of any kind for the purchase and sale of the Assets.

          15. Equivalent Basic Units. Seller represents and warrants that as of Closing it will have SEVENTY TWO HUNDRED ("7,200") Equivalent Basic Units ("EBUs") of subscribers. The term EBU shall mean the number of residential subscribers plus, for bulk accounts, the number of bulk subscribers derived by dividing the aggregate monthly amount billed by Seller to bulk subscribers (i.e., motels, hospitals, prisons and the like), by the average monthly rate charged to residential households in the system for Basic Services ($27.95). The calculation of EBUs shall not include subscribers that were installed for free after September 2, 1994, subscribers that were installed after September 2, 1994 at substantially reduced rates (i.e., less than $9.95 per install), subscribers who receive service for free, and EBUs whose accounts are 61 or more days past due. Caveat: Buyer shall allow Seller to count toward its final EBU total a maximum of 200 EBUs installed for free under the following circumstances: the EBU must be located in a cabled area, the offer for free installation must have been unadvertised and communicated through one of Seller's salespeople, and Seller must collect from the EBU, in advance, the cost of one full month's service.

          16. Litigation. Except as specifically disclosed by Seller on Exhibit H, there is no litigation, action, suit, proceeding or publicly known investigation pending or, to the best of Seller's knowledge threatened, with respect to the Agreement or the transactions contemplated hereby before or by any federal, state, municipal or other governmental instrumentality, domestic or foreign, which may result in any materially adverse effect upon this Agreement or which may enjoin, prohibit, or otherwise challenge any of the transactions contemplated hereby.

          17. No Customer. Seller has not entered into any contract, lease or agreement of any nature under which any person shall have any right to utilize the System or any stations that are a part hereof, for any purpose whatsoever, other than this Agreement.

          18. Licenses and Channel Lease Agreements. All of the licenses and channel lease agreements relevant to the System, together with all amendments and modifications to date, are listed at Exhibit A and have been provided to Buyer. Except as specifically disclosed by Buyer on Exhibit K, the licenses and leases are valid and in full force and effect, and the stations are being operated in accordance with their terms. Seller has complied with all of the terms and conditions of the licenses and leases, as amended or otherwise modified, as of the date hereof. No claims, proceedings or investigations are pending, or to the knowledge of Seller, are threatened against Seller with respect to the licenses or leases.

          19. No Third Party Rights. Except pursuant to this Agreement, Seller is not a party to any commitment or agreement, and no third party has been granted any options, rights of first refusal or other rights, in connection with the sale or disposition of the Assets or the System.

          20. Rights Protected. Neither Seller nor any of Seller's representatives has accepted interference from any source, or failed to timely protest any application that proposes facilities which would theoretically or actually cause objectionable interference to the protected reception of the facilities that are the subject of this Agreement, except as specifically disclosed by Seller on Exhibit_.

          21. General Covenants. From execution of this document through Closing Seller shall continue to fulfill its responsibilities under its contracts, agreements and channel leases. Seller shall also continue to use its best efforts to maintain its licenses in full force and effect and perform all obligations imposed upon it by law as an FCC licensee. Further, Seller shall take no action or fail to perform any action that would render its representations and warranties under this Agreement untrue or incorrect in any material respect on and as of the Closing.

          22. Towers. Seller represents and warrants that any towers used in connection with the System are in compliance, where required, with applicable notification, lighting or marking requirements pursuant to section 17.1 et sea. of the FCC's rules.

          23. Agreements with Employees. Seller is not a party to any employment agreement, written or oral, which cannot be terminated at will by Seller. Seller does not have any pension, profit sharing or other employee benefit plans, other than health care and life insurance, for the employees of the System. The employees of Seller are not parties to any collective bargaining agreement with Seller and there are no grievances, disputes or controversies with any union or any other organization of Seller's employees, or threats of strikes, work stoppages or any pending demands for collective bargaining by any Union or to the best of Seller's knowledge, there is not any cause therefor.

          24. Copyright. Seller has filed annual copyright reports and has paid the appropriate copyright royalties applicable to the System.

J. Representations, Warranties and Covenants of Buyer. Buyer represents and warrants to Seller, for the purpose of inducing it to enter into this Agreement and to consummate the transactions contemplated hereby, as follows:

          1. Authorization of Agreement. Buyer has all requisite legal power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all legal and other proceedings necessary to authorize the execution, delivery and performance of this Agreement by Buyer have been duly and validly taken by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. Buyer is duly organized, validly existing, licensed and in good standing under the laws of the State of Delaware.

          2. Effect of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation or any judgment, order, writ or decree of any court applicable to Buyer or (b) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, or constitute a default under, any agreements to which Buyer is a party.

          3. Finder's Fees. Buyer has not taken any action which would impose upon Seller any obligation or liability to any person for finder's fees, agents' commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby.


          4. Litigation. There is no claim, action, suit, proceedings, arbitration, investigation or inquiry pending before any court or governmental or administrative body or agency, or, to the knowledge of Buyer, threatened against Buyer which would materially adversely affect the ability of Buyer to perform its obligations under this Agreement.

K. Seller's Duties Prior to Closing. Seller covenants that between the date of this Agreement and the Closing Date:

          1. Seller shall give to Buyer, Buyer's counsel, accountants, and other representatives reasonable access, during normal business hours to all of Seller's properties, books, and records relating to the System and shall furnish Buyer during such period with all information concerning the Assets that Buyer may reasonably request. Buyer shall not make any request, either in time or in volume, that will materially interfere with Seller's operation of the System prior to Closing.

          2. Seller will conduct its business relating to the System and the Assets only in the ordinary course of business. Seller shall not enter into any contracts or commitments relating to the Assets and its System except contracts or commitments in the normal or usual conduct of Seller's business.

          3. Except for liens for personal property taxes that are not yet due and owing, Seller will not allow any mortgage, pledge, lien or other encumbrance or charge of any kind to exist upon any of the Assets which will survive the Closing Date.

L. Conditions Precedent to Buyer's Obligations. Buyer's obligation to consummate the Closing is subject to the satisfaction of all of the following conditions:

          1. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date.

          2. Seller's representations and warranties contained in this Agreement shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

          3. No action or proceeding shall have been instituted, on or prior to Closing, to set aside or modify the transaction provided for herein or to enjoin or prevent its consummation.

          4. Seller shall have obtained all Required Consents.

          5. Buyer shall have completed its financing in an amount sufficient to accomplish the purchase of the Boise System and the Yakima System.

          6. Buyer shall have been satisfied that Seller has good and marketable title to all of the Assets that are the subject hereof, and that all Assets are valid, in full force and effect, and in good standing.

M. Conditions Precedent to Seller's Obligations. Seller's obligations to consummate the Closing is subject to the satisfaction of all of the following conditions:

          1. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

          2. Buyer's representations and warranties contained in this Agreement shall be true in all material respects on the Closing Date.

          3. No action or proceeding shall have been instituted, on or prior to Closing, to set aside or modify the transaction provided for herein or to enjoin or prevent its consummation.

          4. Seller shall have obtained all Required Consents.

                              II. CHANNEL LEASE

Upon Closing Seller will assign to Buyer and Buyer will assume from Seller all of Seller's right, title and interest in and to the contracts and lease agreements listed on Exhibit A. As to the four Licenses listed on Exhibit A that are owned by Seller, the parties must seek the approval of the FCC for assignment of these licenses to Buyer. Until such time as the FCC consents to the assignments, and such consents have become Final Orders and the assignments are consummated, Seller will lease to Buyer and Buyer will Lease from Seller channel capacity on these four stations according to the terms and conditions specified below:

A. Lease of Channel Capacity: Seller is currently authorized by the FCC to operate on the C-group, D-group, E-group, and Channel 1 in the Metropolitan area, as specified on Exhibit A. Buyer intends to lease from Seller whatever authority Seller has to operate these channels until the authorizations can be formally assigned to Buyer.

          (1) Capacity. Seller hereby leases to Buyer from the Closing Date through consummation of the contemplated assignments, the full, complete and entire capacity on the specified channels, twenty-four hours per day, seven days a week. Such capacity shall include, but shall not be limited to, the main channels, the vertical blanking intervals and subcarrier frequencies.

          (2) Control over Programming. Buyer shall have complete control over all programming, provided that Buyer shall not transmit any program which is obscene, as defined by the laws of the United States, or which would violate any local or state law or the Rules and Regulations of the FCC.

          (3) Unused Capacity. Buyer shall have complete discretion and control with respect to any unused capacity on the Channels.

B. Licenses Control and Liability. Nothing herein shall derogate from Seller, as licensee, control of operations of the Channels that Seller, as an FCC licensee, shall be required to maintain, and Buyer acknowledges Seller's reservation of such control. Therefore, Seller shall at all times retain ultimate responsibility for the operation and control of the Channels. Consistent with its exercise of control, Seller shall have the right to prohibit Buyer from transmitting any program which would violate any law of the jurisdictions in which Buyer's services may be received, or the Rules and Regulations of the FCC, provided, however, that Seller shall be required to notify Buyer in writing of its refusal to permit the transmission of any such program.

C. Payments. The Purchase Price to be paid under this Agreement shall serve as the bulk of the consideration for the continued lease of channel capacity on the specified stations until such time as the FCC grants its consent to assignment of the stations. In addition, Buyer shall pay Seller ten dollars ($10.00) per license, per year for the lease of capacity until such time as the assignments are approved by the FCC.

D. Equipment and Site Usage: Title to all equipment used in operation of the System shall transfer to Buyer at Closing. Throughout the lease term, and until formal assignment of the four stations indicated, Buyer shall lease the equipment necessary to operation of the four stations back to Seller for the sum of $1.00 per year. Buyer shall provide Seller with unlimited access to such equipment, and Buyer accepts, in full consideration for such access, the $1.00 per year payment indicated above. The equipment lease to Seller shall terminate upon consummation of the assignments. Buyer agrees, throughout the lease term, to pay for any modification, upgrade or enhancement of the equipment required for operation at technical and service levels which are consistent with prevailing industry standards and technical developments. Buyer shall also bear all costs associated with maintaining and operating the equipment, including insurance.

E. Termination/Continuation of Channel Lease: This lease shall be deemed automatically terminated upon consummation of assignment of the specified stations from Seller to Buyer. In the event the FCC refuses to grant its consent to assignment of one or more of the stations from Seller to Buyer, and such refusal is for reasons unrelated to the licenses, and the subject licenses remain valid and in full force and effect, then this channel lease shall continue as to whatever authorizations cannot be assigned. In this event, Buyer and Seller shall enter into formal lease agreements as to whatever authorizations cannot be assigned, and such agreements shall provide for successive, ten-year lease terms, with automatic renewals, at a cost of $100, per license, per term.

                           III. GENERAL PROVISIONS

A. Seller's Further Obligations. From time to time after the Closing, Seller shall take such further action and execute such further documents, assurances and certificates as Buyer may reasonably request in order to effectuate the transactions contemplated by the Agreement.

B. Seller's Covenant Not to Compete. For a period of five (5) years following the Closing Date, Seller and the partners that comprise Seller, directly or indirectly, as a consultant, agent, principal, owner, sponsor, partner, shareholder, or in any representative capacity, engage or participate in, or permit its name to be used in connection with any multichannel or single channel video program distribution, including wireless cable (i.e. MDS, MMDS, LPTV and ITFS Channels), satellite master antenna television ("SMATV"), 18 GHz systems, 28 GHz systems and DBS and non-DBS backyard dish businesses within a fifty ("50") mile radius of the transmit site in the Metropolitan Area. By executing this Agreement, Seller agrees to this Covenant Not to Compete, acknowledges that it is receiving good and valuable consideration therefore, and agrees to be bound hereby. Because the amount of any damage which Buyer may suffer as a result of the failure of Seller to observe this Covenant Not to Compete may be difficult or impossible to calculate, but may nevertheless be substantial, Buyer shall be entitled, in addition to any other remedy it may have, to the remedies of injunctive relief or specific performance. Each city within the Metropolitan Area covered by this Covenant Not to Compete shall be deemed a severable unit, and should any court determine that the inclusion of all such cities would render such covenants unreasonable or unenforceable for any reason, those cities which are necessary, in the judgment of the court, to be deleted in order to render such an undertaking reasonable and enforceable shall be deemed free of such noncompetition, but noncompetition shall remain in full force and effect as to every other city.

C. Risk of Loss. The risk of loss of any Assets between the date of this Agreement and the Closing Date shall be upon Seller. Seller shall notify Buyer of any material casualty loss prior to the Closing and Buyer may, upon written notice to Seller, either terminate this Agreement or proportionally reduce the Purchase Price as agreed by Buyer and Seller.

D. Indemnification by Seller. Seller shall indemnify defend, and hold harmless Buyer from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature, and description, including any undisclosed liabilities of Seller, that arise out of (i) the breach of any representation or warranty of Seller set forth in this Agreement (including the Exhibits hereto) or in any instrument delivered by Seller to Buyer pursuant hereof (ii) the breach of any of the covenants of Seller contained in or arising out of this Agreement or the transactions contemplated hereby, (iii) any breach or claim of breach arising before Closing, or (iv) Seller's ownership or operation of the System and Assets prior to the Closing Date or any other circumstance, state of facts, or condition which exists with respect to the System or the Assets prior to the Closing.

E. Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller from and against any and all losses, costs, liabilities, damages, and expenses (including legal and other expenses incident thereto) of every kind, nature, and description that arise out of (i) the breach of any representation or warranty of such Buyer set forth in this Agreement (including the Exhibits hereto) or in any instrument delivered by Buyer to Seller pursuant hereto, (ii) the breach of any of the covenants of Buyer contained in or arising out of this Agreement or the transactions contemplated hereby, (iii) any breach or claim of breach arising under any of the Contracts that is asserted to exist as the result of any facts arising after Closing, or
(iv) any circumstance, state of facts or condition which arises with respect to the System or the Assets subsequent to the Closing.

F. Claims Procedure. Should any claim covered by the foregoing indemnity be asserted against a party entitled to Indemnification hereunder (the "Indemnitee"), the Indemnitee shall promptly notify the party obligated to make Indemnification (the "Indemnitor"), provided that any delay or failure in notifying the Indemnitor shall not affect the Indemnitor's liability under this Section if such delay or failure was not prejudicial to the Indemnitor. The Indemnitor upon receipt of such notice shall assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and the Indemnitee shall extend reasonable cooperation to the Indemnitor in connection with such defense. No settlement of any such claim shall be made without the consent of the Indemnitee, such consent not to be unreasonably withheld, nor shall any such settlement be made by the Indemnitor which does not provide for the absolute, complete, and unconditional release of the Indemnitee from such claim. In the event that the Indemnitor shall fail to defend a claim within a reasonable time, the Indemnitee shall have the right to assume the defense thereof without prejudice to its rights to indemnity hereunder.

No claim for indemnity hereunder shall be allowed unless it is presented within two (2) years after Closing and unless all claims, liabilities, and expenses incurred for breaches of representation or covenant exceed FIFTY THOUSAND DOLLARS ($50,000.00) in the aggregate. Additionally, except for breach of the Seller's representations and warranty that it is authorized to sell the System to Buyer and that it has not sold the System to any third party, claims for indemnity shall not exceed an aggregate limit of FIVE MILLION DOLLARS ($5,000,000.00).

G. Survival of Representations, Warranties. All representations, warranties and agreements made by Seller or Buyer in this Agreement shall survive the Closing.

H. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Seller without the prior written consent of the Buyer. Buyer may assign all or part of this Agreement to any party for any purpose whatsoever with the written consent of Seller, such consent shall not be unreasonably withheld. Subject to the foregoing provision of this Section, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall (i) confer on any person other than the parties hereto, and their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement,
(ii) create any rights, including, but not limited to, third-party beneficiary rights in any person other than Buyer and Seller, or (iii) constitute the parties hereto partners or participants in a joint venture.

I. Notice. All notices, requests, demands or other communications with respect to this Agreement shall be in writing and shall be personally delivered or mailed, postage prepaid, by certified or registered mail, or delivered by a nationally recognized express courier service, charges prepaid to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Paragraph):

     To Buyer:  William W. Kingery, Jr.
                Wireless Broadcasting Systems of America, Inc.
                9250 E. Costilla Avenue, Suite 325
                Englewood, CO 80112

     To Seller: Willis E. Twiner
                Arrow Systems, Inc.
                P.O. Box 1550
                Port Orchard, WA 98368

                Keith Riffle
                Northwest Satellite Network, Inc.
                2300 130th Avenue, N.E.
                Suite 210
                Bellevue, WA 98005

                Gary Chrey, Esq.
                Shiers, Chrey, Cox & Caulkins
                600 Kitsap Street
                Suite 202
                Port Orchard, WA 98366

                Dennis Treger
                Ball & Treger
                400 Warren Avenue
                Suite 430
                Bramerton, WA 98310-1480

                Katherine Riffle Roper
                Lane Powell Spears Lubarsky
                1420 Fifth Avenue, Suite 4100
                Seattle, WA 98101-2338

Except as otherwise noted in this Agreement, any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received (i) on the day personally delivered, (ii) on the third day following the date mailed, or (iii) twenty-four hours after shipment by such overnight courier service.

J. Amendments, Waivers and Consents. The terms of this Agreement may not be amended, modified or eliminated except by a writing signed by Buyer and Seller. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any prior or subsequent breach thereof or of any other covenant herein contained. Any waiver of any nonobservance or nonperformance of a term or condition shall be in writing and shall not be deemed to excuse any future nonobservance or nonperformance or to constitute an amendment, modification or elimination of this Agreement unless it expressly so states. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

K. Exhibits and Schedules. All Exhibits and Schedules prepared in accordance with this Agreement are incorporated into and are part of this Agreement as if actually fully set forth herein.

L. Recovery of Litigation Cost. If any legal action or other proceeding is brought by any party hereto for the enforcement of this Agreement or because of an alleged dispute or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the party against which it prevailed reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

M. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

N. Execution in Multiple Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

O. Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington applicable to contracts made and to be performed wholly within such state.

P. No Release of Information. Unless otherwise required by the terms of this Agreement or some governmental or regulatory body, or court of law, there shall be no media releases, public announcements, public disclosures or private releases of any information with respect to this transaction by either party, or by any of its officers, employees or agents, relating to this Agreement or its subject matter without prior written consent of the other party having been first obtained. It is the specific intention of the parties that no details as to the consideration paid shall be released except for disclosures required by law or by contract to be made legal, accounting or regulatory reasons.

Q. Confidentiality. Each party agrees that all information communicated to it by the other, whether before or after the date hereof will be and was received in strict confidence, and will be used only for purposes of this Agreement, and that no such information, including, without limitation, the provisions of this agreement, will be disclosed by the receiving party, its directors, officers, employees, or agents, without the other party's prior written consent, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the receiving party. Buyer agrees that it shall not use the name of Seller, the name of any of Seller's partners, or the name of any of Sellers agents or employees in attempting to market, fund or acquire investors for the System, except for certain financing Buyer is in the process of acquiring.

R. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then all parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal unenforceable or void. It is the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement shall not be affected by such declaration of finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

S. Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, neither for nor against any party hereto and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who prepared the documents. It is agreed that all parties hereto have been represented by counsel and that representatives of all parties have participated in the preparation hereof.

T. Broker. Seller has employed Daniels & Associates, L.P. for the purpose of brokering this transaction for the Seller. Seller is solely responsible for payment of any fees owing to Daniels & Associates for its efforts on this transaction, and Buyer shall have no responsibility in this regard.

U. Entire Agreement. This Agreement, including all attachments and schedules hereto and other agreements executed contemporaneously herewith, constitutes the entire agreement between the parties hereto and supersedes all other prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

V. Due Authorization. The signatories represent and warrant that they are duly authorized to execute this Agreement.

W. Force Majeure. If by reason of force majeure either party is unable in whole or in part to carry out its obligations hereunder, said party shall not be deemed in violation or default during the continuance of such inability. The term "Force Majeure," as used herein, shall mean the following: acts of God, acts of public enemies, orders of any kind of government of the United States of America or any state or any of their departments, agencies, political subdivisions, or officials other than the FCC, or any civil or military authority, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, volcanic activity, storms of extraordinary force, floods, washouts, droughts, civil disturbances, explosions of any similar cause or event not reasonably with the control of the adversely affected party, and all requirements as to notice and other performance required hereunder within a specified period shall be automatically extended to accommodate the period of pendency of any such contingency which shall interfere with such performance.

X. Payment of Expenses. Each party shall pay its own costs and expenses associated with the negotiation and preparation of this Agreement.
Except as otherwise provided herein, all costs and expenses incident to the carrying out of this Agreement shall be paid by the party incurring such cost or expense.

Y. Specific Performance. The parties acknowledge agree that the rights reserved to each of them hereunder are of a special, unique, unusual, and extraordinary character, which gives them a particular value, the loss of which cannot be adequately or reasonably compensated for in damages in an action at law, and the breach by either of the parties of any of the provisions hereof will cause the other parties irreparable injury and damage. In such event, the non-defaulting party shall be entitled, as a matter of right, to require of the defaulting party specific performance of all the acts, services and undertakings required hereunder including the obtaining of all requisite authorizations to execute or perform this Agreement and to obtain injunction and other equitable relief in any competent court to prevent the violation of any of the provisions hereof. Neither this provision nor any exercise by any party of rights to equitable relief or specific performance herein granted shall constitute a waiver of any other rights which it may have to damages or otherwise.

Z. Time of Essence. Wherever this Agreement sets forth any time for the performance of any act, such time shall be deemed of the essence.

AA. Notice and Cure. This Agreement may be terminated upon the material breach or default of either party of its duties, obligations, representations, warranties, and covenants hereunder, if such breach is not cured as described below. In the event of breach, the non-breaching party shall provide the breaching party with written notice of the breach. The Breaching party will then have thirty (30) days from the date it received notice of the breach within which to cure the breach. The rights, claims or remedies available in equity or at law to the non-breaching party, arising by reason of the breach or default, shall not be diminished.



                     THE NEXT PAGE IS THE SIGNATURE PAGE

        IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year written below.

SELLER:                                      BUYER:

NORTHWEST                                    WIRELESS BROADCASTING SYSTEMS
CABLE NETWORK                                OF AMERICA, INC.

By
Arrow Systems, Inc.
Managing Partner

By:    /s/ Willis E. Twiner                  By:   /s/ William W. Kingery, Jr.
       -------------------------                   -------------------------
       Willis E. Twiner                            William W. Kingery, Jr.
       President                                   Chief Executive Officer

Date:  October 3, 1994                             Date: October 3, 1994
       -------------------------                   -------------------------

                                SIDE LETTER TO
                ASSET PURCHASE & SALE AGREEMENT AND CHANNEL LEASE


        Wireless Broadcasting Systems of America, Inc. ("WBSA") and Northwest Cable Network ("NCN") hereby enter into this Side Letter to the Asset Purchase & Sale Agreement and Channel Lease that was executed by the parties on October 3, 1994 and amended by the parties on March 31, 1995 ("Agreement").

1. The Closing Date for the transaction is defined in Section 1, Paragraph D of the Agreement, as amended, as April 30, 1995.

2. Seller desires to close the transaction on April 28, 1995, and an agreement, in writing, is required to close the transaction prior to April 30, 1995.

3. Buyer is willing to accommodate Seller's desire to close the transaction on April 28, 1995, provided that, for purposes of calculations under Paragraph I(C)(5)(a) of the original Agreement, Paragraph, I(C)(8)(a) of the amendment, and Paragraph I(I)(15) of the original Agreement, the operative date to be used as the day for Closing is April 30, 1995.

4. This Side Letter may be signed in more than one counterpart, each of which shall constitute an original and all of which, together, shall constitute one in the same document. Facsimile signatures on this Side Letter shall carry the same weight and validity as original signatures.

          ACCEPTED AND AGREED TO AS OF THIS 26TH DAY OF APRIL, 1995.

SELLER:                                      BUYER:

NORTHWEST                                    WIRELESS BROADCASTING SYSTEMS
CABLE NETWORK                                OF AMERICA, INC.

By
Arrow Systems, Inc.
Managing Partner

By:    /s/ Willis E. Twiner                  By:   /s/ William W. Kingery, Jr.
       -------------------------                   -------------------------
       Willis E. Twiner                            William W. Kingery, Jr.
       President                                   Chief Executive Officer